                                         Exhibit 99.1

                  Company Contact:
                  Charles R. Daniel, III
                  Chief Financial Officer
                  (314) 621-0699
Final For Release
                  Investor Contacts:
                  ICR, Inc.
                  Allison Malkin/Rachel Schacter
                  (203) 682-8225/646-277-1243

BAKERS FOOTWEAR REPORTS THIRD QUARTER FISCAL 2011 NET SALES
Third Quarter Comparable Store Sales Increase 1.0%
First Nine Months Comparable Store Sales Increase 5.1%

ST. LOUIS, Mo. November 3, 2011 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 233 stores, today reported net sales for the third quarter and first nine months of fiscal 2011 ended October 29, 2011.

For the third quarter, the thirteen weeks ended October 29, 2011, net sales were $40.2 million, decreasing 0.9% from $40.6 million for the thirteen weeks ended October 30, 2010. Comparable store sales for the third quarter of fiscal 2011 increased 1.0%, compared to a comparable store sales increase of 5.9% for the third quarter of fiscal 2010.

For the first nine months of fiscal 2011 ended October 29, 2011, net sales were $131.5 million, increasing 3.2% from $127.4 million in the first nine months ended October 30, 2010. Comparable store sales for the first nine months of fiscal 2011 increased 5.1%, compared to an increase of 1.3% in the first nine months of fiscal 2010.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “Our third quarter comparable store sales increased 1% with strong early fall selling in September mitigated by unseasonably warm weather in October.  We remain confident that we have identified the right fashion across our footwear categories and believe our inventory is well positioned as we enter the holiday season.”

About Bakers Footwear Group, Inc.
Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 233 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to women between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE

SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.